Exhibit 99.1

Imation Reports Fourth Quarter and Full Year 2014 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--February 10, 2015--Imation Corp. (NYSE: IMN) today released financial results for the fourth quarter and year ended December 31, 2014.

Q4 and Full Year Overview

For Q4 2014, Imation reported net revenue of $197.0 million, down 15.4 percent from Q4 2013. Operating loss from continuing operations totaled $12.1 million, or $0.35 per diluted share, in Q4 2014, including special charges of $2.1 million, or $0.05 per diluted share. This compares to operating income from continuing operations of $21.1 million, or $0.47 per diluted share, in Q4 2013, which included special benefits of $9.5 million, or $0.22 per diluted share. Operating results in Q4 2013 also benefited from a reversal of an accrual of $9.4 million for copyright levies as a result of a favorable court ruling in France. The Company had a cash balance of $114.6 million as of December 31, 2014, and generated positive operating cash flows during the fourth quarter.

For the full year 2014, revenue was $729.5 million, down 15.3 percent from 2013, and operating loss from continuing operations was $104.1 million, or $2.74 diluted loss per share. Special charges for the full year were $53.6 million. Excluding these special charges, 2014 operating loss from continuing operations would have been $50.5 million, and diluted loss per share from continuing operations would have been $1.43 (See Tables Five and Six for non-GAAP measures).

Imation’s CEO Mark Lucas commented, “In 2014, we continued to execute our strategic transformation and to invest in our business to facilitate our return to revenue growth. The transformation has been a multi-year process designed to establish Imation as a global leader in data storage and security. During the fourth quarter we continued to see positive sales momentum in our Storage and Security portfolio with both sequential and year-over-year growth in our IronKeyTM mobile security products and our NexsanTM hybrid storage solutions. We will continue to further strengthen our TSS business unit to fuel profitable growth over the long term.”

The Company’s consumer and commercial storage media revenues continued their expected secular decline in Q4 2014. However, within CSA, Audio and Accessories revenue grew 17.4 percent over Q4 2013 and within TSS, Storage and Security Solutions revenue grew 10.1 percent over Q4 2013.

Business Segment Overview

Lucas said, “Further penetrating higher growth markets where we can bring our enterprise class commercial storage solutions to customers remains a top priority. In mobile security, our IronKey products stand poised to benefit from the growing demand for BYOD (bring your own device) solutions.

“In our storage solutions business, we continued to gain traction with the global rollout of the Assureon® product family and the successful launch of the NST 4000, as well as growing demand for our storage solutions in a number of key industry verticals, including media & entertainment, healthcare, and video surveillance.

“In our consumer business, Imation’s legacy products continue to generate meaningful cash flow and we continue to introduce new Audio and Accessories products which had another strong quarter of growth. We introduced the LINKTM Power Drive, our first mobile storage product that provides additional storage and power for iOS compatible devices. The new additions to our product portfolio have been well received since debuting earlier this year at the Consumer Electronics Show,” concluded Lucas.

Detailed Q4 2014 Analysis

The following financial results are for continuing operations for the current and prior periods unless otherwise indicated. See Tables Five and Six for a description of non-GAAP financial measures.

Net revenue for Q4 2014 was $197.0 million, down 15.4 percent from Q4 2013. Foreign currency exchange rates negatively impacted Q4 2014 revenue by 4 percent compared to Q4 2013.

Gross margin for Q4 2014 was 20.1 percent, down 3.7 percentage points from 23.8 percent in Q4 2013. CSA gross margin was 21.1 percent, down from 28.0 percent in Q4 2013. CSA gross margin in Q4 2013 benefited from a reversal of an accrual of $9.4 million, or 7.2 percent, for copyright levies as a result of a favorable court ruling in France. TSS gross margin was 18.9 percent, up from 18.2 percent in Q4 2013 due to the Storage and Security product portfolio.

Selling, general and administrative (SG&A) expenses in Q4 2014 were $44.5 million, up $5.0 million due mainly to additional investments in Imation’s Storage and Security portfolio compared with Q4 2013 levels of $39.5 million. During the quarter the Company continued to focus on cost reductions in its legacy businesses while strategically investing in its Storage and Security Solutions to accelerate growth. Over the last three years Imation’s legacy media operating expenses have been reduced by over $100 million.

Research and development (R&D) expenses in Q4 2014 were $5.1 million, up $1.0 million from $4.1 million in Q4 2013, which reflects the Company’s increased investment in higher margin projects in Storage and Security Solutions. Imation continued to invest in new product development in its priority businesses and has aggressively reduced R&D expense associated with legacy media products.

Special charges in Q4 2014 were $2.1 million compared to $9.5 million of income in Q4 2013, primarily related to a $9.8 million gain on the sale of land in Q4 2013 at a previously closed facility (See Tables Five and Six for non-GAAP measures).

Operating loss from continuing operations was $12.1 million in Q4 2014 compared with operating income of $21.1 million in Q4 2013. Excluding the impact of the special items described above, adjusted operating loss from continuing operations would have been $10.0 million in Q4 2014 compared with an adjusted operating gain from continuing operations of $11.6 million in Q4 2013. Operating results in Q4 2013 benefited from a reversal of an accrual of $9.4 million for copyright levies as a result of a favorable court ruling in France.

Income tax expense was $1.3 million in Q4 2014 compared with an income tax expense of $1.9 million in Q4 2013. The expense in Q4 2014 is primarily due to the mix of taxable income by country. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its U.S. results in either period.

Discontinued operations in Q4 2014 were breakeven compared with a loss of $2.5 million in Q4 2013. Discontinued operations include both the results of the XtremeMac™ and Memorex™ consumer electronics businesses which were sold.

Loss per diluted share from continuing operations was $0.35 in Q4 2014 compared with earnings from continuing operations per diluted share of $0.47 in Q4 2013. Excluding the impact of the special items described above, loss per diluted share from continuing operations would have been $0.30 in Q4 2014 compared with earnings per diluted share from continuing operations of $0.25 in Q4 2013 (See Tables Five and Six for non-GAAP measures).

Cash and cash equivalents balance was $114.6 million as of December 31, 2014, up $3.9 million during the quarter. The Company had positive operating cash flows during Q4 2014.

Full Year Summary

For the full year ended December 31, 2014, Imation reported net revenue of $729.5 million, down 15.3 percent compared with 2013, an operating loss of $104.1 million, including special charges of $53.6 million, and a diluted loss per share of $2.74 from continuing operations. Excluding special charges, the operating loss for the year ended December 31, 2014 would have been $50.5 million and diluted loss per share would have been $1.43 from continuing operations. For the year ended December 31, 2013, Imation reported net revenue of $860.8 million, an operating loss of $20.1 million, and a diluted loss per share of $0.60 from continuing operations. Excluding special charges, the operating loss for the year ended December 31, 2013 would have been $8.6 million and diluted loss per share would have been $0.37 from continuing operations (See Tables Five and Six for non-GAAP measures).

Webcast and Replay Information

A teleconference is scheduled for 9:00 a.m. Central Time today, February 10, 2015, and will be available on the Internet on a listen-only basis at www.ir.imation.com or www.streetevents.com. The Company's quarterly financial results and strategic transformation will be discussed.

A taped replay of the teleconference will be available beginning at 12:30 p.m. Central Time on February 10, 2015, until 11:59 p.m. Central Time on February 19, 2015, by dialing 855-859-2056 or 404-537-3406 (conference ID 78578483). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share, EBITDA and adjusted EBITDA) are provided as a supplement and should not be construed as an alternative to any GAAP measure of performance or liquidity (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance and to assist in understanding the impact of certain items on Imation’s actual results of operations when compared to prior periods. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE: IMN) is a global data storage and data security company. Our products and solutions help organizations and individuals store, manage and protect their digital content. Imation’s Storage and Security portfolio includes Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; and consumer storage solutions, audio products and accessories sold under the Imation, Memorex and TDK Life on Record brands. Imation reaches customers in more than 100 countries through a powerful global distribution network. For more information, visit www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: Our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; our ability to meet future revenue growth, gross margins and earnings targets; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to successfully implement restructuring plans; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; changes in European law or practice related to the imposition or collectability of optical levies; the seasonality and volatility of the markets in which we operate; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain key employees; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; and the volatility of our stock price due to our results or market trends.

The results presented herein are preliminary, unaudited and subject to revision until the Company files its annual results with the United States Securities and Exchange Commission on Form 10-K.

Nexsan, Memorex, PC on a Stick and IronKey are trademarks of Imation Corp. TDK Life on Record is used under a trademark license from TDK Corporation. All other trademarks are the property of their respective owners.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Net revenue	$197.0	$232.8	$729.5	$860.8
Cost of goods sold	157.4	177.5	591.1	672.1
Gross profit	39.6	55.3	138.4	188.7

Operating expense:
Selling, general and administrative	44.5	39.5	174.7	181.6
Research and development	5.1	4.1	18.8	18.4
Goodwill impairment	-	-	35.4	-
Litigation settlement	-	(2.5)	-	(2.5)
Restructuring and other	2.1	(6.9)	13.6	11.3
Total	51.7	34.2	242.5	208.8

Operating income (loss) from continuing operations	(12.1)	21.1	(104.1)	(20.1)

Other expense (income):
Interest income	(0.2)	(0.1)	(0.5)	(0.2)
Interest expense	0.7	0.5	2.6	2.5
Other, net	0.5	(0.4)	3.1	0.6
Total	1.0	-	5.2	2.9

Income (loss) from continuing operations before income taxes	(13.1)	21.1	(109.3)	(23.0)

Income tax provision (benefit)	1.3	1.9	3.1	1.4

Income (loss) from continuing operations	(14.4)	19.2	(112.4)	(24.4)

Discontinued operations:
Gain on sale of discontinued businesses, net of income taxes	-	0.9	(1.7)	0.9
Loss from discontinued businesses, net of income taxes	-	(3.4)	(0.6)	(20.9)
Loss from discontinued operations	-	(2.5)	(2.3)	(20.0)

Net income (loss)	$(14.4)	$16.7	$(114.7)	$(44.4)

Earnings (loss) per common share - basic:
Continuing operations	$(0.35)	$0.47	$(2.74)	$(0.60)
Discontinued operations	-	(0.06)	(0.06)	(0.49)
Net income (loss)	(0.35)	0.41	(2.80)	(1.10)

Earnings (loss) per common share - diluted:
Continuing operations	$(0.35)	$0.47	$(2.74)	$(0.60)
Discontinued operations	-	(0.06)	(0.06)	(0.49)
Net income (loss)	(0.35)	0.41	(2.80)	(1.10)

Weighted average shares outstanding
Basic	40.9	40.6	41.0	40.5
Diluted	40.9	41.0	41.0	40.5

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$114.6	$132.6
Accounts receivable, net	134.4	163.3
Inventories	57.7	84.3
Other current assets	32.7	48.8

Total current assets	339.4	429.0

Property, plant and equipment, net	45.0	51.6
Intangible assets, net	57.9	68.6
Goodwill	36.1	72.1
Other assets	20.8	20.5

Total assets	$499.2	$641.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$95.5	$94.7
Short-term debt	18.9	20.0
Other current liabilities	98.2	116.4

Total current liabilities	212.6	231.1

Other liabilities	45.8	37.5

Total liabilities	258.4	268.6
Commitments and contingencies
Shareholders' equity	240.8	373.2

Total liabilities and shareholders' equity	$499.2	$641.8

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended		Three months ended
	December 31,		December 31,
	2014		2013		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$89.5	45.4%	$116.9	50.2%	-23.4%
Audio and accessories	16.9	8.6%	14.4	6.2%	17.4%
Total Consumer Storage and Accessories	106.4	54.0%	131.3	56.4%	-19.0%
Tiered Storage and Security Solutions
Commercial storage media	53.7	27.3%	68.0	29.2%	-21.0%
Storage and security solutions	36.9	18.7%	33.5	14.4%	10.1%
Total Tiered Storage and Security Solutions	90.6	46.0%	101.5	43.6%	-10.7%
Total	$197.0	100.0%	$232.8	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Consumer Storage and Accessories	$6.6	6.2%	$22.3	17.0%	-70.4%
Tiered Storage and Security Solutions	(6.6)	-7.3%	(2.0)	-2.0%	230.0%
Corp/Unallocated (1)	(12.1)	NM	0.8	NM	-1612.5%
Total operating income (loss) from continuing operations	$(12.1)	-6.1%	$21.1	9.1%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	21.1%		28.0%
Tiered Storage and Security Solutions	18.9		18.2
	20.1		23.7
Inventory write-offs related to restructuring programs	0.0		0.1
Total	20.1%		23.8%

	Twelve months ended		Twelve months ended
	December 31,		December 31,
	2014		2013		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$342.9	47.0%	$435.7	50.6%	-21.3%
Audio and accessories	50.6	6.9%	42.6	5.0%	18.8%
Total Consumer Storage and Accessories	393.5	53.9%	478.3	55.6%	-17.7%
Tiered Storage and Security Solutions
Commercial storage media	213.4	29.3%	251.0	29.1%	-15.0%
Storage and security solutions	122.6	16.8%	131.5	15.3%	-6.8%
Total Tiered Storage and Security Solutions	336.0	46.1%	382.5	44.4%	-12.2%
Total	$729.5	100.0%	$860.8	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Consumer Storage and Accessories	$19.3	4.9%	$52.3	10.9%	-63.1%
Tiered Storage and Security Solutions	(32.0)	-9.5%	(16.1)	-4.2%	98.8%
Corp/Unallocated (1)	(91.4)	NM	(56.3)	NM	62.3%
Total operating loss from continuing operations	$(104.1)	-14.3%	$(20.1)	-2.3%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	20.3%		23.8%
Tiered Storage and Security Solutions	18.8		20.3
	19.6		22.2
Inventory write-offs related to restructuring programs	(0.6)		(0.3)
Total	19.0%		21.9%

NM - Not Meaningful

(1) Corporate and unallocated amounts include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, intangible asset abandonment, corporate expense, contingent consideration adjustments, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Cash and Cash Flow Information	2014	2013	2014	2013

Cash and cash equivalents - end of period	$114.6	$132.6	$114.6	$132.6
Capital Spending	$1.0	$1.8	$6.3	$7.0
Depreciation	$2.0	$2.3	$8.8	$10.3
Amortization	$3.3	$3.1	$12.9	$13.4

Asset Utilization Information *
			December 31	December 31
			2014	2013

Days Sales Outstanding (DSO)			55	56
Days of Inventory Supply			44	61
Debt to Total Capital			7.3%	5.1%

Other Information

Approximate employee count as of December 31, 2014:				910
Approximate employee count as of December 31, 2013:				940
Book value per share as of December 31, 2014:				$5.87
Shares used to calculate book value per share (millions):				41.0
Imation did not repurchase shares of its stock in the fourth quarter of 2014.

* These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2014			December 31, 2013
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$197.0	$-	$197.0	$232.8	$-	$232.8
Cost of goods sold	157.4	-	157.4	177.5	0.1	177.6
Adjusted gross profit	$39.6	$-	$39.6	$55.3	$(0.1)	$55.2

Adjusted gross margin	20.1%		20.1%	23.8%		23.7%

Adjusted operating income (loss) from continuing operations	$(12.1)	$2.1	$(10.0)	$21.1	$(9.5)	$11.6

Adjusted income tax provision (benefit)	$1.3	$-	$1.3	$1.9	$(0.3)	$1.6

Adjusted income (loss) from continuing operations	$(14.4)	$2.1	$(12.3)	$19.2	$(9.2)	$10.0

Adjusted earnings (loss) per common share from continuing operations - Diluted	$(0.35)		$(0.30)	$0.47		$0.25

Adjusted weighted average shares outstanding - Diluted	40.9		40.9	41.0		41.0

	Twelve Months Ended			Twelve Months Ended
	December 31, 2014			December 31, 2013
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$729.5	$-	$729.5	$860.8	$-	$860.8
Cost of goods sold	591.1	(4.6)	586.5	672.1	(2.7)	669.4
Adjusted gross profit	$138.4	$4.6	$143.0	$188.7	$2.7	$191.4

Adjusted gross margin	19.0%		19.6%	21.9%		22.2%

Adjusted operating loss from continuing operations	$(104.1)	$53.6	$(50.5)	$(20.1)	$11.5	$(8.6)

Adjusted income tax provision	$3.1	$-	$3.1	$1.4	$2.1	$3.5

Adjusted loss from continuing operations	$(112.4)	$53.6	$(58.8)	$(24.4)	$9.4	$(15.0)

Adjusted loss per common share from continuing operations - Diluted	$(2.74)		$(1.43)	$(0.60)		$(0.37)

Adjusted weighted average shares outstanding - Diluted	41.0		41.0	40.5		40.5

* See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating income (loss) / Adjusted operating income (loss)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Operating income (loss):	$(12.1)	$21.1	$(104.1)	$(20.1)
Restructuring and other
Restructuring	1.0	1.6	6.1	5.2
Other	1.1	1.3	7.0	5.3
Gain on sale of fixed assets held for sale	-	(9.8)	-	(9.8)
Litigation settlement	-	(2.5)	-	(2.5)
Loss on settlement of UK pension plan	-	-	0.5	10.6
Goodwill impairment	-	-	35.4	-
Inventory write-downs related to restructuring programs included in cost of goods sold	-	(0.1)	4.6	2.7
Total adjustments	2.1	(9.5)	53.6	11.5
Adjusted operating income (loss) - Non-GAAP	$(10.0)	$11.6	$(50.5)	$(8.6)

Effect on diluted EPS:
Income (loss) from operations	$(0.35)	$0.47	$(2.74)	$(0.60)
Restructuring and other
Restructuring	0.02	0.04	0.15	0.13
Other	0.03	0.03	0.17	0.13
Gain on sale of fixed assets held for sale	-	(0.24)	-	(0.24)
Litigation settlement	-	(0.05)	-	(0.05)
Loss on settlement of UK pension plan	-	-	0.01	0.20
Goodwill impairment	-	-	0.87	-
Inventory write-downs related to restructuring programs included in cost of goods sold	-	(0.00)	0.11	0.06
Adjusted diluted EPS - Non-GAAP	$(0.30)	$0.25	$(1.43)	$(0.37)

EBITDA:
Operating income (loss) from continuing operations	(12.1)	$21.1	$(104.1)	$(20.1)
Depreciation	2.0	2.3	8.8	10.3
Amortization	3.3	3.1	12.9	13.4
EBITDA	$(6.8)	$26.5	$(82.4)	$3.6
Restructuring and other	2.1	(9.4)	49.0	8.8
Inventory write-downs related to restructuring programs included in cost of goods sold	-	(0.1)	4.6	2.7
Total adjustments	2.1	(9.5)	53.6	11.5
Adjusted EBITDA	$(4.7)	$17.0	$(28.8)	$15.1

EBITDA is defined as operating (loss) income less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com